Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Norman L. Frohreich

President and Chief Executive Officer

FullCircle Registry, Inc

161 Alpine Drive

Shelbyville, KY 40065-8878

Office: (502) 410-4500

Fax:  (502) 633-6163

FullCircle Registry, Inc. Announces Postponement of Stockholder Meeting and Potential Acquisition

Shelbyville, KY—November 11, 2010— FullCircle Registry, Inc. (“FullCircle”) today announced that the stockholder meeting currently scheduled for November 22, 2010 has been postponed until after the holiday season. All of the stockholders that indicated that they would be attending the meeting will be contacted personally by Mr. Frohreich.

The meeting is being rescheduled due to lower than expected shareholder turnout.  Management received communication from many stockholders over the last few weeks that represented they wanted to attend but had conflicts with the Thanksgiving holiday week. The meeting will be rescheduled at a later date after the first of next year.  You will be notified by the company once a new date has been chosen.

Norman L. Frohreich, CEO, said, "While I'm disappointed that the shareholder meeting is being postponed, I am excited that we are now in a position to begin announcing exit plan acquisitions.  We are currently in the process of negotiating what we hope will be the first of many business acquisitions."

On October 14, 2010, FullCircle entered into a non-binding letter of intent to acquire a 14 screen movie theatre located near Indianapolis, Indiana from CIA Theatres, LLC in Brandenburg, Kentucky.

FullCircle has retained an independent certified public accounting firm to assist in reviewing the finances of the movie theatre, and has hired an independent appraiser to value the theatre and its assets.  In addition, the company has filed paperwork with the Secretary of State of the Commonwealth of Kentucky to set up a subsidiary to purchase the business.

Mr. Frohreich stated, "While many exciting challenges are still ahead, I remain optimistic about FullCircle's prospects for the future.  We will notify our shareholders as soon as possible of the rescheduled meeting. In the meantime, we anticipate that we will be announcing additional information about our acquisition plans."

Forward-Looking Statements Disclosure

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.